UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant under §240.14a-12

MEDALLION FINANCIAL CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AMENDMENT

TO

PROXY STATEMENT

FOR

2025 ANNUAL MEETING OF STOCKHOLDERS

to be held on June 12, 2025

On April 30, 2025, Medallion Financial Corp. (the “Company”) filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission and mailed proxy materials to stockholders who held shares of the Company’s common stock as of April 14, 2025, including a Notice of Annual Meeting of Stockholders, for the 2025 Annual Meeting of Stockholders, to be held on June 12, 2025, at 10:00 a.m., for the purposes set forth in the Proxy Statement (the “Annual Meeting”).

This Amendment revises certain descriptions in the Proxy Statement of the approval requirements for, and the effect of abstentions on, the proposals to be voted on at the Annual Meeting (other than the first proposal, the election of the director nominees). As described in the below amendments, abstentions, as well as broker non-votes, will have no impact on the outcome of the vote on the proposals.

This Amendment should be read in conjunction with the Proxy Statement. It does not change the proposals to be voted on at the Annual Meeting, which are as described in the Proxy Statement. Except as described in this Amendment, this Amendment does not modify, amend, supplement or otherwise affect the Proxy Statement.

As a stockholder, your vote is very important, and the Board of Directors strongly encourages you to exercise your right to vote. The previously provided proxy materials include instructions for voting.

AMENDMENTS TO PROXY STATEMENT

The following amends and restates the section under the heading “Voting Securities and Votes Required” on page 2 of the Proxy Statement as follows (changes marked, with added text in bold italics and deleted text strikethrough):

VOTING SECURITIES AND VOTES REQUIRED

On April 14, 2025, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, an aggregate of 23,234,596 shares of our common stock, $0.01 par value per share (“Common Stock”), were outstanding and entitled to vote. Shareholders are entitled to one vote per share.

The presence at the meeting, by participating in the virtual meeting or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall be necessary to constitute a quorum for the transaction of business. Whether or not a quorum is present, either the chairman of the Annual Meeting or the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time and place and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person or represented by proxy and vote at such adjourned or recessed meeting are announced or displayed at the meeting before an adjournment is taken in accordance with our bylaws.

A plurality of the votes cast is required for the election of directors; a majority of the shares present in person or represented by proxy and which have actually voted at the Annual Meeting is required for the other matters.

If you are a shareholder of record (i.e., you own your shares directly on the books of our transfer agent and not through a broker) and you do not cast your vote, no votes will be cast on your behalf on any of matters to be voted on at the Annual Meeting.

If you are a street name holder, the broker may vote your shares in its discretion on “routine” matters when it does not receive voting instructions from you. With respect to “nonroutine” matters, the broker is not permitted to vote your shares without timely received voting instructions. At the Annual Meeting, the only “routine” matter proposed to be presented is the ratification of the selection of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2025 (Proposal No. 2). Accordingly, the broker will be able to exercise discretionary authority on Proposal No. 2 if it does not receive voting instructions from you, and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting, which are considered “non-routine” matters. Such broker non-votes will not be considered votes present and entitled to vote on such proposals.

~~Abstentions will have the same effect as a vote “against” the proposals brought before the Annual Meeting other than the election of directors (Proposal 1). Broker~~ Accordingly, abstentions and broker non-votes will have no effect on the matters to be voted on at the Annual Meeting.

The following amends and restates the section under the heading “Q: HOW ARE VOTES COUNTED” on page 5 of the Proxy Statement as follows (changes marked, with added text in bold italics and deleted text strikethrough):

Q: HOW ARE VOTES COUNTED?

A: In the election of directors, you may vote “FOR” any or all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. The election of our directors requires a plurality of the votes cast, so abstentions will not be permitted and broker non-votes will not be counted in determining which nominees received the largest number of votes cast. This means the three nominees for election to the Board of Directors at the Annual Meeting who receive the largest number of properly cast “FOR” votes will be elected as directors.

The approval of all other proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy and which have actually voted at the Annual Meeting. ~~Abstentions will count as a vote “against” with respect to the other three proposals. Broker~~  Abstentions and broker non-votes will have no effect on the matters to be voted on at the Annual Meeting.